U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC 20549

                                       FORM 4

                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the
         Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
         1935 or
                 Section 30(f) of the Investment Company Act of 1940


(  ) Check this box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

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1. Name and Address of Reporting Person* Last, First, Middle: Deutsche Bank AG
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 Street:   Taunusanlage 12
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 City, State, Zip:  60325 Frankfurt am Main Germany
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2. Issuer Name and Ticker or Trading Symbol Worldcom, Inc. ( MCWEQ. PK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement for Month/Year February, 2003
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5. If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
(     ) Director                     (  X  ) 10% Owner
 (     ) Officer (give title below)  (     ) Other (specify below)
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7. Individual or Joint/Group Filing (Check Applicable Line)
 ( X ) Form filed by One Reporting Person
 (   ) Form filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).


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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
--- ------------ ----------- ------------- ------------------------------------ ----------------- ---------------- -----------------
    1. Title of  2.          3.            4. Securities Acquired (A) or        5. Amount of     6. Ownership  7. Nature of Indirect
    Security     Transaction Transaction   Disposed of (D) (Instr. 3, 4 and 5) Securities      Form: Direct (D) Beneficial Ownership
    (Instr. 3)   Date        Code  (Instr.                                   Beneficially Owned or Indirect (I)  (Instr. 4)
                 (Month/Day/ 8)                                                at End of Month   (Instr. 4)
                 Year)                                                         (Instr. 3 and 4)
--- ------------ ----------- ------------- ---------------------------------- ---------------------------------- -------------------
--- ------------ ----------- -------- ---- ---------------- ------- --------- ---------------------------------- -------------------
                             Code     V    Amount           (A) or  Price
                                                            (D)
--- ------------ ----------- -------- ---- ---------------- ------- -------- ------------------- -------------- --------------------
--- ------------ ----------- -------- ---- ---------------- ------- -------- ------------------- -------------- --------------------
(1) MCI Group        2/06/03     S             160,000          D    $ 0.20      12,095,471        D
    Common Stock,
    $0.01 Par Value
--- ---------------- ----------- -------- ---- ---------------- ------- ----------- ----------------- ---------------- -------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.









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

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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
--- --------- ---------- ----------- ----------- ------------ --------------- --------------- ---------- ------------ ----------- --
  1.Title of 2.         3.          4.          5.Number of 6. Date         7. Title and   8.Price   9.Number  10.Ownership  11.
  Derivative Conversion Transaction Transaction Derivative  Exercisable and Amount of      of         of         Form of   Nature of
  Security   or        Date (Month/ Code        Securities  Expiration Date Underlying    Derivative Derivative  Derivative Indirect
 (Instr. 3)  Exercise   Day/Year)   (Instr. 8) Acquired (A)(Month/Day/Year) Securities    Security   Securities Security: Beneficial
             Price of                          or Disposed              (Instr. 3 and 4) (Instr. 5)Beneficially Direct(D) Ownership
             Derivative                        of (D)(Instr.                                          Owned at or Indirect (Instr.4)
             Security                          3, 4 and 5)                                            End of     (I)
                                                                                                       Month     (Instr. 4)
                                                                                                     (Instr. 4)
--- --------- ---------- ----------- --------- ------------ ---------------- -------------- -------  ------------ ------------ -----
--- --------- ---------- ----------- ----- --- ------- ---- ----------- ---- ------- ------ -------- ------------ ------------ -----
                                     Code   V   (A)     (D) Date               Title  Amount
                                                            Exer-   Expiration        or
                                                            cisable    Date           Number
                                                                                      of Shares
--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----
--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----
(1)
--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----
--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----
(2)
--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----
--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----
(3)
--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----
--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----

--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----
--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----

--- --------- ---------- ----------- ----- --- ------- ---- --------- ------ ------- -------- ------- ------------ ----------- -----



Deutsche Bank AG.



 By:    /s/Jeffrey A. Ruiz        Date 2-07-03
 Name:  Jeffrey A. Ruiz
 Title: Vice President







By:      /s/Margaret M. Adams        Date 2-07-03
Name:    Margaret M. Adams
Title:   Director